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Exhibit 10.43

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omission.

                  SEPRACOR INC.
                  Att.: Adrian Adams
                  President & Chief Executive Officer
                  84 Waterford Drive,
                  Malborough, MA 01752-7010
                  USA
                  S. Mamede do Coronado 31 Dec. 2007

Ref.: BIA 2-093 (Eslicarbazepine Acetate)

Dear Mr. Adams:

        Please find enclosed the two (2) originals of the exclusive license agreement between SEPRACOR and BIAL ("Parties") for the license of BIAL's proprietary compound Eslicarbazepine Acetate in the United States of America and Canada ("License Agreement"). Please have the enclosed documents signed by SEPRACOR and return both originals to Bial for signature. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the License Agreement.

        As set forth in Section 4.2 of the License Agreement, BIAL or a BIAL Affiliate and SEPRACOR have agreed to negotiate in good faith and enter into an agreement, within one hundred and eighty (180) days of the Effective Date of the License Agreement, for the supply of the BIA 2-093 Product to SEPRACOR for use, sale and distribution within the Field and Territory (the "Supply Agreement").

        In keeping with Section 4.2 of the License Agreement, the Parties have already negotiated certain terms of the Supply Agreement and have agreed that the terms and conditions set forth in this letter will be incorporated in the Supply Agreement. All references to "BIAL" herein shall be read and interpreted as references to "BIAL or a BIAL Affiliate" and all references to "SEPRACOR" herein shall be read and interpreted as references to "SEPRACOR or a SEPRACOR Affiliate".

1.
Supply of BIA 2-093 Products; Price.    BIAL shall manufacture or have manufactured for SEPRACOR in the Territory the BIA 2-093 Product, fully packaged and released for immediate commercial sale, including physician samples ("Finished Product"), and BIA 2-093 for clinical use ("Clinical Product"). Subject to the terms of the Supply Agreement, SEPRACOR agrees to purchase from BIAL all of SEPRACOR's requirements for Finished Products.

a.
Clinical Supply:    BIA 2-093, in the various forms that are agreed upon by the Parties, for use in preclinical and clinical trials (including post-marketing clinical trials) will be supplied by BIAL or a BIAL Affiliate [**].

b.
Physician Samples:    Physician samples of the BIA 2-093 Product will be supplied by BIAL or a BIAL Affiliate [**]. The packaging for physician samples will indicate that they are samples and not for commercial sale and SEPRACOR agrees not to sell such physician samples. Pursuant to the Supply Agreement, until [**], there shall be no restrictions on the number of physician samples utilized by SEPRACOR; provided, however, that [**]. Following [**], the amount of physician samples supplied by BIAL (as measured by the [**]) will not exceed [**]% of the Net Sales of such BIA 2-093 Product, unless otherwise agreed upon by BIAL.

c.
Commercial Supply:    SEPRACOR will not pay a royalty on commercial sales of the BIA 2-093 Products, but will pay a transfer price (the "Transfer Price" or "TP") on the BIA 2-093 Products in accordance with Section 2 below.

2.
Price.    Transfer Price for the commercial supply of 400mg, 600mg and 800mg tablets of the BIA 2-093 Product to SEPRACOR for the United States territory will be calculated at the end of each calendar quarter as [**] percent ([**]%) of the weighted average Net Selling Price for the 400mg, 600mg and 800mg pills of the BIA 2-093 Product in such territory; provided however that [**] and will not be [**].

a.
The Transfer Prices set forth in this Section 2 are based on the assumption that [**]. For the avoidance of doubt, the primary packaging of the BIA 2-093 Product is described on Exhibit A attached hereto.

b.
SEPRACOR will provide BIAL by the [**] Business Day of first month following each calendar quarter the weighted average Net Selling Price in US dollars for the previous quarter sales. The [**] will always apply to the next order of the BIA 2-093 Product.

c.
The supply of BIA 2-093 Product for the Canadian territory will be on terms and conditions substantially similar to the Supply Agreement as mutually agreed upon by the Parties, and the Parties agree to negotiate in good faith prices, terms and conditions with [**] to the Transfer Prices for the BIA 2-093 Product for the U.S. territory. It is however clearly understood by both Parties that (i) SEPRACOR shall not be under an obligation to purchase the BIA 2-093 Product for Canada at a Transfer Price which does not provide [**] for SEPRACOR and (ii) BIAL shall be under no obligation to supply the BIA 2-093 Product to SEPRACOR at a Transfer Price which does not provide [**] for BIAL.

3.
Forecast and Firm Order.    Upon the execution of the Supply Agreement and at the beginning of [**] thereafter, SEPRACOR shall provide BIAL with a short-term rolling [**] forecast of its estimated [**] purchases of Finished Product (the "Forecast"). Except as set forth below, each Forecast will be non-binding and will represent only SEPRACOR's good faith estimate of expected orders for the Finished Product. Commencing [**] prior to the anticipated launch date of the Product, the portions of the Forecast set forth in Sections 3.a, 3.b and 3.c will be firm orders and will represent SEPRACOR's commitment to BIAL to purchase the amount of Finished Product indicated in such portion of the Forecast:

a.
[**] percent ([**]%) of the first [**] of each Forecast;

b.
For the [**] percent ([**]%) of the second [**] of each Forecast, and thereafter [**] percent ([**]%) of the second [**] of each Forecast;

c.
For the [**] percent ([**]%) of the [**] of each Forecast, and thereafter [**] of the [**] of each Forecast will be binding.

  Forecasts and firm orders for Clinical Product will be addressed in the Supply Agreement.

4.
Shipping and Delivery.    All deliveries of Finished Product by BIAL shall be made [**], unless otherwise agreed to by the Parties. Risk of loss and title shall transfer to SEPRACOR [**]. Product will be appropriately packaged and labeled based upon agreed upon specifications between the Parties.

5.
Acceptance and Rejection.    BIAL will manufacture or have manufactured the BIA 2-093 Product in accordance with the cGMP, and the requirements of the product specifications and Quality Agreement. BIAL or a Third Party on behalf of BIAL will conduct all quality assurance/control testing on each lot along with the release to SEPRACOR. BIAL or a Third Party on behalf of BIAL shall provide to Sepracor with each lot of delivered BIA 2-093 Products (i) a Certificate of Analysis (each, a "COA") certifying that such BIA 2-093 Products conform to the product specifications, cGMP, the Quality Agreement, [**] are referred to herein as, the "Release Documentation"). SEPRACOR shall be under no obligation to accept any shipment of BIA 2-093

  Products for which BIAL has not provided a COA at the time the BIA 2-093 Products were delivered to SEPRACOR.

  SEPRACOR shall have [**] from delivery of the Finished Product and Release Documentation by BIAL to notify BIAL of its rejection of Finished Product for any Defects (as defined below). SEPRACOR shall notify BIAL within the earlier of (a) [**] following sale of a Finished Product by or on behalf of SEPRACOR, and (b) [**] of such Finished Product by BIAL to the carrier, of its rejection of Finished Product for any Latent Defects (as defined below), subject however to, in any event, such SEPRACOR notification being made (i) within [**] after discovery of the Latent Defects by SEPRACOR, its Affiliates, sublicensee or distributors, and (ii) in no event after the expiration date of the Finished Product. For purposes of this paragraph, "Defects" shall mean Finished Products that have manufacturing defects, packaging defects and/or defects in the Release Documentation ("defects", meaning non conformity with the product specifications, cGMP and the Quality Agreement) which would be discoverable upon reasonable physical inspection and "Latent Defects" shall mean [**].

6.
Payment.    BIAL shall invoice SEPRACOR upon the later of delivery of each batch of Finished Product to the carrier and release of such batch by BIAL or a Third Party on behalf of BIAL. Payment terms will be [**] from date of receipt of the invoice (with a paper copy being sent electronically and by post). Any late payment shall accrue interest in accordance with Section 3.2 of the License Agreement.

7.
Conversion Price.    BIAL will be paid a transfer price in [**]. The following currency conversion mechanism will be applied to the Transfer Price calculated when the exchange rate ("ER") between the [**] and [**] is [**] to determine the Adjusted Transfer Price ("ATP"):

  ATP = [**]
  If the ER is [**], no adjustment to the TP will be made. In this case, the TP will be equal to [**]% of the net selling price (NSP), provided however that [**].

  "ER" means the exchange rate between the [**] and [**] at the time of invoice of Licensed Product as published in the Wall Street Journal (US Edition).

  Floor and ceiling exchange rates between the [**] and the [**] will be set at [**] and [**], respectively. Beyond these limits, the exchange rate will equal the respective floor or ceiling rate.

  The following table illustrates some examples based on the minimum transfer price of [**]:

		[**]	[**]	[**]	[**]
		[**]	[**]	[**]	[**]
		[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
8.
Term.    The Supply Agreement shall be coterminous with the License Agreement (on a country by country basis). In the event of expiration or termination of the Supply Agreement, SEPRACOR shall pay BIAL all firm orders, as of the effective date of termination, of Finished Product and Clinical Product.

9.     Technology Transfer; Inability to Supply; Force Majeure.

  (a)
  In the event of an Inability to Supply (as defined herein), or an event of Force Majeure affecting BIAL or Third Party manufacturers for a period anticipated to exceed [**], or at such time at which SEPRACOR has reasonable grounds to believe that BIAL will be unwilling or unable to meet its obligations under the Supply Agreement, SEPRACOR may request that BIAL establish a second source of supply for the Finished Product, either internally or through a Third Party manufacturer. If BIAL chooses to establish a second source of supply for such Finished Product, BIAL will use Commercially Reasonable Efforts to establish such supplier as soon as reasonable practicable. If BIAL chooses not to establish a second source of supply for such Finished Product, BIAL shall provide SEPRACOR with such assistance set forth in Section 9(b). In the event of a Force Majeure or an Inability to Supply, the Parties shall cooperate with each other in taking all actions that the Parties deem reasonably necessary in order to minimize the Force Majeure situation or remedy the Inability to Supply.

  (b)
  Upon (i) termination of the Supply Agreement by SEPRACOR as a result of BIAL's uncured material breach, or (ii) in the event that BIAL does not agree to supply Licensed Products other than the BIA 2-093 Products, or (iii) upon an event of Force Majeure affecting BIAL or Third Party manufacturers for a period anticipated to exceed [**], or (iv) upon BIAL's Inability to Supply, or (v) at such time at which SEPRACOR has reasonable grounds to believe that BIAL will be unwilling or unable to meet its obligations under the Supply Agreement and, with respect to items (iii), (iv) and (v) only, provided that BIAL has chosen not to establish a second source of supply for such Finished Product or is not using Commercially Reasonable Efforts to establish such a second source of supply, BIAL shall provide SEPRACOR with such assistance and any BIAL Know-How Controlled by BIAL, as reasonably necessary for manufacturing, formulating and/or packaging of the BIA 2-093 Product including, without limitation, [**] to which BIAL has no reasonable objection. In connection with the foregoing, SEPRACOR shall be [**].

  (c)
  In connection with such technology transfer pursuant to (i) above, SEPRACOR shall have a non-exclusive right and license under the License Agreement and the Supply Agreement to manufacture or have manufactured the BIA 2-093 Product in or outside of the Territory for sale, promotion and importation in the Field solely in the Territory (the "Non-Exclusive Manufacturing License"). In connection with a technology transfer pursuant to (ii), SEPRACOR shall have such Non-Exclusive Manufacturing License only upon the Parties' mutual written agreement on whether (A) BIAL shall supply the BIA 2-093 active pharmaceutical ingredient to SEPRACOR (in which case the technology transfer shall be limited to the formulation of the BIA 2-093 active pharmaceutical ingredient into finished product), or (B) SEPRACOR shall manufacture the API and finished product. In connection with a technology transfer pursuant to (iii) and (iv) above, SEPRACOR shall have a Non-Exclusive Manufacturing License solely for the duration of the Force Majeure event or the duration of the Inability to Supply and until BIAL resumes such supply; provided, however, that if SEPRACOR has entered into an arrangement with a Third Party to supply the BIA 2-093 Product, BIAL will [**] termination fees associated with the termination of such Third Party arrangement as a result of BIAL resuming such supply; provided, further, that SEPRACOR will use Commercially Reasonable Efforts to minimize such costs, expenses and termination fees. In connection with a technology transfer pursuant to (v) above, SEPRACOR shall not have any right or license to manufacture or have manufactured the BIA 2-093 Product until such time as there is an actual uncured material breach of the Supply Agreement, a Force Majeure event or Inability to Supply, at which time SEPRACOR's rights under this Section 9(c) with respect to such an event will apply.

  (d)
  In connection with a technology transfer pursuant to (i), BIAL shall be [**] costs and expenses incurred in connection with such technology transfer, including FTE costs, out-of-pocket expenses and any technology transfer fees payable to any other Third Party (collectively, "Technology Transfer Costs"). In connection with a technology transfer pursuant to (ii), [**] the Technology Transfer Costs. In connection with a technology transfer pursuant to (iii) and (iv) above, [**]; provided, however, [**]. In connection with a technology transfer pursuant to (v), SEPRACOR shall pay to BIAL its Technology Transfer Costs; provided, however, if there is an actual uncured material breach of the Supply Agreement, a Force Majeure event or Inability to Supply, BIAL will reimburse SEPRACOR for the Technology Transfer Costs if required under this Section 9(d).

  (e)
  In any of the situations described in items (i), (iii), (iv) and (v) of Section 9(b), a [**] royalty shall be negotiated in good faith between the Parties and, absent such agreement, determined by one arbitrator in accordance with the provisions of Section 16.1 of the License Agreement. In the situation described in Section 9(b)(ii), the provisions of Section 4.3 of the License Agreement shall apply.

  (f)
  An "Inability to Supply" shall mean BIAL's failure for any reason within BIAL's reasonable control, to supply SEPRACOR with [**] percent ([**]%) of the quantities of the Finished Products ordered by SEPRACOR for [**] orders.

10.
Launch Supply.    At or prior to the date which is [**] after the filing of an NDA for the BIA 2-093 Product, BIAL shall have the capability to meet SEPRACOR's forecasted demand for a minimum of [**] following the first commercial sale of such Product.

11.
Shelf Life.    BIAL shall use Commercially Reasonable Efforts to: (i) ensure that the shelf life of the BIA 2-093 Product submitted with the NDA for the BIA 2-093 Product shall be no less than [**], and (ii) perform stability studies to increase such shelf life to up to [**] once real time stability is available.

12.
Safety Stock.    The Parties shall each [**] supply of stock of BIA 2-093 Product.

13.
Product Image.    Subject to Section 2.a, SEPRACOR shall determine the product image.

14.
Other Standard Terms.    The Supply Agreement will also contain other provisions customary for agreements of this nature addressing the effect of termination, annual and for cause visitation and other audit of manufacturing facilities, representations and warranties, insurance, confidentiality and indemnification, which will be in terms substantially similar to those contained in the License Agreement.

        To confirm that SEPRACOR agrees that the terms set forth above will be incorporated into any Supply Agreement negotiated by the Parties pursuant to Section 4.2 of the License Agreement, we ask that SEPRACOR sign, date and return the original of this letter to BIAL along with the two executed originals of the License Agreement.

Sincerely,
/s/ Isabel Morgado /s/ José Redondo
Isabel Morgado José Redondo Members of the Board BIAL—PORTELA & Ca, S.A.

Agreed and Accepted: SEPRACOR INC.
By:	/s/ Adrian Adams

Title:	President and CEO

Date:	December 31, 2007

EXHIBIT A
 Primary Packaging BIA 2-093

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  Exhibit 10.43